Exhibit 5.1

November 16, 2012

Patheon Inc.

4721 Emperor Boulevard, Suite 200

Durham, North Carolina

Re: Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Canadian counsel to Patheon Inc. (the “Company”), a corporation incorporated pursuant to the Canada Business Corporation Act (the “CBCA”), in connection with the registration of restricted voting shares of the Company (the “Restricted Voting Shares”) issuable upon the exercise of transferable subscription rights (the “Rights”) under the Registration Statement on Form S-3 (Registration Statement No. 333-184241) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated October 17, 2012 (the “Base Prospectus”), and the prospectus supplement dated November 16, 2012, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, and such other documents and corporate records and have reviewed such questions of law as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering our opinion set forth below, we have assumed that the issue of the Rights pursuant to the Registration Statement and Prospectus and the Restricted Voting Shares issuable upon exercise of the Rights will be consummated in the manner described in the Registration Statement and the Prospectus. For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Registration Statement and Prospectus. We have consequently relied upon representations and information presented in such documents. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of all the Company’s corporate records in our possession as of the date hereof. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that the certificates representing the Rights and the Restricted Voting Shares issued upon exercise of the Rights will be duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will be made in the share register of the Company, in each case in accordance with the articles and by-laws of the Company and the CBCA and in the manner contemplated by the Registration Statement and the Prospectus. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Restricted Voting Shares to be issued by the Company upon due exercise of the Rights as contemplated by the Registration Statement and the Prospectus have been duly authorized by the Company and will be validly issued, fully paid and non-assessable.

Our opinion expressed herein is subject to the following qualifications:

(a)	the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)	no opinion is given with respect to rights to indemnity and contribution;

(e)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

i.	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

ii.	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

iii.	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

iv.	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

v.	the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

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(f)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion has been prepared for use in connection with the filing of the Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 16, 2012 and to the use of our name in the Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ FRASER MILNER CASGRAIN LLP

FRASER MILNER CASGRAIN LLP

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